Exhibit 99.1

Lpath Appoints Daniel L. Kisner, M.D. to Board of Directors

SAN DIEGO, August 1, 2012: Lpath, Inc. (OTCQB: LPTN), the industry leader in lipidomics-based therapeutics, has appointed Daniel L. Kisner, M.D. to its board of directors. The appointment adds a seat to the board, bringing the total number of directors to six, including five independent directors.

“With his more than 30 years of experience with public and private companies focused on biopharmaceuticals, oncology, and biotechnology, Dr. Kisner will be a strong addition to our board,” said Daniel H. Petree, Lpath’s chairman. “As an independent member of the board and chair of a new board committee that will focus on advancing the drug candidates in our clinical and pre-clinical pipeline, we believe he will make important contributions as we move toward regulatory approval and commercialization of our proprietary and novel lipidomics-based therapeutics.”

Most recently, Dr. Kisner served as a partner at Aberdare Ventures and, prior to that, he was president and CEO of Caliper Technologies, leading its development from a start-up focused on microfluidic lab-on-a-chip technology to a publicly-traded, commercially successful organization. Prior to Caliper, he was president and COO of Isis Pharmaceuticals.

Earlier in his career, Dr. Kisner served as division vice president of pharmaceutical development for Abbott Laboratories and vice president of clinical research and development at SmithKline Beckman Pharmaceuticals. He has also held a tenured position at the Division of Oncology at the University of Texas, San Antonio School of Medicine, and is certified by the American Board of Internal Medicine in Internal Medicine and Medical Oncology. He serves as chairman of the board for Tekmira Pharmaceuticals and is also a director of Dynavax Technologies. He holds a B.A. from Rutgers University and an M.D. from Georgetown University.

About Lpath

San Diego-based Lpath, Inc. (OTCQB: LPTN), a therapeutic antibody company, is the category leader in lipidomics-based therapeutics, an emerging field of medicine that targets bioactive signaling lipids for treating a wide range of human disease. Lpath’s ImmuneY2™ drug-discovery engine has the unique ability to generate therapeutic antibodies that bind to and inhibit bioactive lipids that contribute to disease. The company has developed three drug candidates, two of which— iSONEP™ for wet AMD and ASONEP™ for cancer—have completed Phase 1 clinical trials. Lpath entered into an agreement with Pfizer (NYSE: PFE) in 2010 that provides Pfizer an exclusive option for a worldwide license to develop and commercialize iSONEP. For more information, visit www.Lpath.com.

About Forward-Looking Statements

The Company cautions you that the statements included in this press release that are not a description of historical facts are forward-looking statements. These include statements regarding: the eventual regulatory approval and commercial viability of the Company’s drug programs. Actual results may differ materially from those set forth in this press release due to the risks and uncertainties inherent in the Company’s business, including, without limitation: the results from animal studies may not translate well in the clinic; pre-clinical toxicology and pharmacokinetic results may not support a trial in humans; the results of any future clinical trials may not be favorable and the Company may never receive regulatory approval for any of its drug candidates; and the Company may not be able to secure the funds necessary to support its preclinical- and clinical-development plans. More detailed information about the Company and the risk factors that may affect the realization of forward-looking statements is set forth in the Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q filed with the SEC. Such documents may be read free of charge on the SEC’s web site at www.sec.gov. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement and the Company undertakes no obligation to revise or update this press release to reflect events or circumstances after the date hereof. This caution is made under the safe harbor provisions of Section 21E of the Private Securities Litigation Reform Act of 1995.

Lpath, Inc.	Lpath Investor Relations
Scott R. Pancoast	Liolios Group, Inc. (949) 574-3860
President & CEO	Ron Both: ron@liolios.com
858-926-3200	Geoffrey Plank: geoffrey@liolios.com
spancoast@Lpath.com	LPTN@liolios.com